Exhibit 10.17
AMENDED & RESTATED EMPLOYMENT AGREEMENT
     This Amended & Restated Employment Agreement (this “Agreement”) is entered into December 31, 2008, but is effective as of January 1, 2008 (the “Effective Date”), by and between The Shaw Group Inc., a Louisiana corporation (collectively with its affiliates and subsidiaries, hereinafter referred to as “Company”), and Clifton Scott Rankin (“Employee”). The Company and Employee may hereinafter be referred to, individually, as a “Party” and, collectively, as the “Parties”.
     WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated as of May 7, 2007 (the “Original Agreement”); and
     WHEREAS, the Company and Employee desire to amend certain provisions of the Original Agreement and to restate the Original Agreement in its entirety.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
     1. Employment. The Company continues to employ Employee, and Employee hereby agrees to continued employment by the Company, on the terms and conditions set forth in this Agreement.

     2. Term of Employment. Subject to the provisions for earlier termination provided in Section 7 of this Agreement, the term of this Agreement (the “Term”) shall be two years, commencing on the Effective Date and shall be automatically renewed on each day following the Effective Date so that on any given day the unexpired portion of the Term shall be two years. Notwithstanding the foregoing provision, at any time after the Effective Date the Company or Employee may give written notice to the other Party that the Term shall not be further renewed from and after a subsequent date specified in such notice (the “fixed term date”), in which event the Term shall become fixed, and this Agreement shall terminate on the second anniversary of such fixed term date.
     3. Employee’s Duties.
          (a) During the Term, Employee shall serve as General Counsel and Corporate Secretary of the Company, or such other similar position(s) as the Parties may mutually agree, reporting directly to the Chief Executive Officer of the Company and with such duties and responsibilities as may from time to time be assigned to Employee by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer, as the case may be, provided that such duties are comparable to the customary duties and responsibilities of such position(s).
          (b) Employee agrees to devote Employee’s full attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently Employee’s duties and responsibilities. Employee shall not, either directly or indirectly, enter into any business or employment with or for any Person (as defined below) other than the Company during the Term; provided, however, that Employee shall not be prohibited from making financial investments in any other company or business or from serving on the board of directors of any other company, subject in each case to the provisions set forth in the Nonsolicitation and Noncompete Agreement (defined below) and the Company’s Code of Conduct or similar guidelines of which Employee is notified in writing. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation, limited or general partnership, limited liability company, joint venture, association, trust or other entity or organization, whether or not a legal entity. Employee shall at all times observe and comply with all lawful directions and instructions of the Board of which Employee is notified in writing.
     4. Compensation.
          (a) Base Compensation. For services rendered by Employee under this Agreement, the Company shall pay to Employee Employee’s current base salary as of the Effective Date (“Base Compensation”), per annum, payable in accordance with the Company’s customary pay periods and subject to tax and other customary withholdings. Employee’s Base Compensation may be reviewed by the Board on an annual basis as of the close of each fiscal year of the Company and may be increased as the Board may deem appropriate. In the event the Board deems it appropriate to increase Employee’s Base

Compensation, that increased amount shall thereafter be the Base Compensation for the purposes of this Agreement. Employee’s Base Compensation, as increased from time to time, may not thereafter be decreased unless agreed to by Employee in writing. Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of bonuses or otherwise during the Term.
          (b) Annual Bonus. During the Term, Employee shall participate in the Company’s discretionary management incentive program as established by the Board (as the same may be amended from time to time), with an annual performance bonus range of 0-200% of Employee’s bonus target (the “Bonus Target”), which Bonus Target shall initially be an amount equal to 65% of Employee’s Base Compensation. The Bonus Target may be adjusted annually. Annual bonus payments will be subject to tax and other customary withholdings.
          (c) Long Term Incentives.
          (i) Employee will be eligible to participate in the Company’s discretionary Long Term Incentive (defined below) plan(s) as established by the Board (as the same may be amended from time to time), subject to the terms and conditions of the applicable plan(s). The overall target value of the annual Long Term Incentive grants to Employee on the date of grant will be not less than 100% of Employee’s Base Compensation.

          (ii) All Long Term Incentive awards that are to be settled by the delivery of shares are subject to shareholder approval of shares to be allocated to the Company’s Long Term Incentive plan(s) and are granted under the strict purview of the Compensation Committee of the Board.
          (iii) Long Term Incentive awards will be determined utilizing the valuation methodology used for other similarly situated executive officers of the Company.
          (iv) Notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, in the event that this Agreement is terminated by Employee pursuant to Section 7(a)(ii), (iv) or (v) or by the Company pursuant to Section 7(a)(iii)(A) (other than for Misconduct) or (iii)(D), Employee shall have not less than one year from the Date of Termination in which to exercise all Long Term Incentives granted to Employee by the Company on or before the Date of Termination (including any Long Term Incentives that become vested pursuant to Section 7 of this Agreement); provided that in no event shall such one year period extend the vesting period for any Long Term Incentives beyond the date that is 10 years from the date of grant of such Long Term Incentives.
     5. Additional Benefits. In addition to the compensation provided for in Section 4, Employee shall be entitled to the following:

          (a) Expenses. The Company shall, in accordance with any rules and policies that it may establish from time to time for executive officers, reimburse Employee for business expenses reasonably incurred in the performance of Employee’s duties. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for professional memberships and licenses, travel, lodging, meals and client or business associate entertainment. Requests for reimbursement for all business expenses must be accompanied by appropriate documentation.
          (b) Vacation. Employee shall be entitled to four weeks of vacation per year, without any loss of compensation or benefits. Employee shall be entitled to carry forward any unused vacation time. Upon termination of employment of Employee for whatever reason, Employee shall be paid for any unused vacation time based on Employee’s Base Compensation as in effect immediately prior to the Date of Termination.
          (c) General Benefits. Employee shall be entitled to participate in (i) the various employee benefit plans or programs provided to employees of the Company in general, including, but not limited to, health (including ExecuCare), dental, disability, accident and life insurance plans and 401k plans, and (ii) the Flexible Perquisites Plan, which provides Employee an amount equal to 4% of Employee’s Base Compensation in each calendar year in lieu of customary perquisite benefits. Benefits are subject to eligibility requirements with respect to each of such benefit plans or programs. Nothing in this Section 5(c) shall be deemed to prohibit the Company from making any changes in any of the plans or programs described in this Section 5(c), provided the change similarly affects all executive officers of the Company that are similarly situated.
     6. Confidentiality; Nonsolicitation and Noncompete.
          (a) Employee hereby acknowledges that the Company possesses certain Confidential Information (defined below) that is peculiar to the businesses in which the Company is or may be engaged. Employee hereby affirms that such Confidential Information is the exclusive property of the Company and that the Company has proprietary interests in such Confidential Information. For the purposes of this Agreement, the term “Confidential Information” shall mean any and all information of any nature and in any form that at the time or times concerned is not generally known to Persons (other than the Company) that are engaged in businesses similar to that conducted or contemplated by the Company (other than by the act or acts of an employee not authorized by the Company to disclose such information) which may include, without limitation, the Company’s existing and contemplated products and services; the Company’s purchasing, accounting, marketing and merchandising methods or practices; the Company’s development data, theories of application and/or methodologies; the Company’s customer/client contact and/or supplier information files; the Company’s existing and contemplated policies and/or business strategies; any and all samples and/or materials submitted to Employee by the Company; and any and all directly and indirectly related records, documents, specifications, data and other information with respect thereto. For the purposes of this Agreement, “Confidential Information” shall not include (i) information, knowledge or data that, through no fault of Employee, becomes publicly available or (ii) information, knowledge or data acquired from, or published by, third parties that have no direct or indirect confidentiality obligation to the Company. Employee further acknowledges by signing this Agreement that the Company has expended much time, cost and difficulty in developing and maintaining the Company’s customers.
          (b) Employee shall (i) use the Confidential Information solely for the purpose of performing Employee’s duties on behalf of the Company and for no other purpose whatsoever, (ii) not, directly or indirectly, at any time during or after Employee’s employment by the Company, disclose Confidential Information to any other Person (except to the Company’s officers in connection with Employee’s duties on behalf of the Company) or use or otherwise exploit Confidential Information to the detriment of the Company, and (iii) not lecture on or publish articles with respect to Confidential Information. In the event of a breach or threatened breach of the provisions of this Section 6(b), the Company shall be entitled, in addition to any other remedies available to the Company, to an injunction restraining Employee from disclosing such Confidential Information.
          (c) Upon termination of employment of Employee, for whatever reason, Employee shall surrender to the Company any and all documents,

manuals, correspondence, reports, records and similar items that have or thereafter come into the possession of Employee that contain any Confidential Information; provided, however, that the Company will provide Employee reasonable access to such Confidential Information to the extent required by Employee in connection with the defense of any cause of action, dispute, proceeding or investigation made or initiated against Employee by any Person other than the Company related to the employment of Employee by the Company or the performance by Employee of its duties and responsibilities in the course of such employment.
          (d) Employee agrees that, as part of the consideration for this Agreement and as an integral part hereof, Employee has executed, delivered and agreed to be bound by the Nonsolicitation and Noncompete Agreement attached hereto as Exhibit A, as well as any subsequent addenda thereto executed by the Company and Employee.
     7. Termination.
          (a) This Agreement may be terminated prior to the expiration of the Term only under the terms and conditions set forth below:
          (i) Resignation (other than for Good Reason). Employee may resign Employee’s position at any time, including by reason of retirement, by providing written notice of resignation to the Company. In the event of such resignation (except in the case of resignation for Good Reason (defined in Section 7(a)(iv) below)), this Agreement shall terminate on the Date of Termination (defined in Section 7(c) below), and Employee shall not be entitled to further compensation pursuant to this Agreement other than (A) the payment of any Base Compensation and General Benefits (e.g., unused vacation, unreimbursed business expenses, etc.) accrued and unpaid as of the Date of Termination and (B) the retention of any and all option shares, restricted shares or units or other similar awards granted to Employee by the Company under any long term incentive plan(s) duly adopted by the Board (“Long Term Incentives”) that have vested or become exercisable on or before the Date of Termination in accordance with the plans governing such Long Term Incentives (which Long Term Incentives remain subject to, and must thereafter be exercised in accordance with, the plan(s) governing such Long Term Incentives).
          (ii) Death. If Employee’s employment is terminated due to Employee’s death, the Company shall pay to Employee’s surviving spouse or estate, subject to tax and other customary withholdings, not later than 30 days after Employee’s death, (A) any Base Compensation and General Benefits accrued and unpaid as of the date of Employee’s death, (B) a lump sum amount, in cash, equal to one year of Employee’s Base Compensation and (C) a lump sum amount, in cash, equal to to the cost for Employee to obtain one year of paid group health and dental insurance benefits covering Employee’s spouse and dependents that are substantially similar to those that Employee’s surviving spouse and dependents were receiving immediately prior to Employee’s death.

Notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, Employee, as of the date of Employee’s death, shall also become immediately and totally vested in any and all Long Term Incentives granted to Employee by the Company prior to the Date of Termination that have not previously vested in full. After all payments, benefits and vesting of Long Term Incentives specified under this Section 7(a)(ii) have been paid or performed, this Agreement shall terminate, and the Company shall have no obligations to Employee, Employee’s spouse and dependents or Employee’s legal representatives with respect to this Agreement. This provision shall not be exclusive and shall be in addition to death benefits payable by the Company or any insurer under any insurance plan or program covering Employee.
          (iii) Discharge.
          (A) The Company may terminate Employee’s employment for any reason at any time upon written notice delivered to Employee in accordance with Section 7(b).
          (B) In the event that Employee’s employment is terminated during the Term by the Company for any reason other than Employee’s Misconduct or Disability (both as defined below), the following shall occur:
          (I) the Company shall pay to Employee, subject to tax and other customary withholdings, not later than 15 days after the Date of Termination, (x) a lump amount, in cash, equal to the product of (1) the sum of (a) Employee’s Base Compensation as in effect immediately prior to the Date of Termination, plus (b) Employee’s highest bonus paid by the Company during the two years immediately prior to the Date of Termination, multiplied by (2) the remaining portion of the Term, and (y) a lump amount, in cash, equal to the cost for Employee to obtain, for the period commencing on the Date of Termination and ending on the earlier to occur of (1) the date that is 18 months following the Date of Termination and (2) the fixed term date (if any), disability, accident, dental and health insurance benefits (“Welfare Benefits”) covering Employee (and, as applicable, Employee’s spouse and dependents) that are substantially similar to those that Employee (and Employee’s spouse and dependents) were receiving immediately prior to the Date of Termination; and
          (II) notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, Employee shall become immediately and totally vested in any and all Long Term Incentives granted to Employee by the Company prior to the Date of Termination.
          (C) Notwithstanding anything to the contrary in this Agreement, in the event Employee is terminated because of

Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than the payment of any Base Compensation and General Benefits accrued and unpaid through the Date of Termination. As used herein, “Misconduct” means:
          (I) (x) any willful breach or habitual neglect of duty by Employee or (y) Employee’s material and continued failure to substantially perform Employee’s duties with the Company (other than any such failure resulting from Employee’s incapacity due to a Disability or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason) (1) in a professional manner and (2) in a manner that is reasonably expected as appropriate for the position, in the case of either (x) or (y), which breach, neglect or failure is not cured by Employee within 30 days from receipt by Employee of written notice from the Company that specifies the alleged breach, neglect or failure;
          (II) the intentional misappropriation or attempted intentional misappropriation by Employee of a material business opportunity of the Company, including attempting to secure any personal profit in connection with entering into any transaction on behalf of the Company;

          (III) the intentional misappropriation or attempted misappropriation by Employee of any of the Company’s funds or property;
          (IV) the intentional material violation by Employee of the Company’s Code of Corporate Conduct or Fraud Policy of which Employee is notified in writing; or
          (V) (x) the commission by Employee of a felony or a misdemeanor offense involving violent or dishonest behavior or (y) Employee engaging in any other conduct involving fraud or dishonesty.
          (D) Disability. If Employee shall have been absent from the full-time performance of Employee’s duties with the Company for 90 consecutive calendar days as a result of Employee’s incapacity due to a Disability, Employee’s employment may be terminated by the Company. For the purposes of this Agreement, a “Disability” shall exist if:
          (I) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
          (II) Employee is, by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
If Employee is terminated pursuant to this Section 7(a)(iii)(D), Employee shall not be entitled to further compensation pursuant to this Agreement, except that (x) the Company shall (1) not later than 15 days after the Date of Termination, pay to Employee any Base Compensation and General Benefits accrued and unpaid as of the Date of Termination, (2) for the 12 month period beginning with the Date of Termination, pay to Employee monthly the amount by which Employee’s monthly Base Compensation as in effect immediately prior to the Date of Termination exceeds the monthly benefit received by Employee pursuant to any disability insurance covering Employee; and (3) not later than 15 days after the Date of Termination, pay to Employee a lump amount, in cash, equal to the cost for Employee to obtain, for the period commencing on the Date of Termination and ending on the earlier to occur of (a) the date that is 18 months following the Date of Termination and (b) the fixed term date (if any), health and dental insurance benefits covering Employee and Employee’s spouse and dependents that are substantially similar to those that Employee

(and Employee’s spouse and dependents) were receiving immediately prior to the Date of Termination; and (y) notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, Employee shall become immediately and totally vested in any and all Long Term Incentives granted to Employee by Company prior to the Date of Termination that have not previously vested in full.
          (iv) Resignation for Good Reason. Employee shall be entitled to terminate Employee’s employment for Good Reason (as defined herein). If Employee terminates Employee’s employment for Good Reason, Employee shall be entitled to the compensation and benefits provided in Section 7(a)(iii)(B). For the purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following circumstances without Employee’s express written consent:
          (A) any material diminution of Employee’s duties or responsibilities (other than in connection with the termination of Employee for Misconduct or Disability in accordance with the terms of this Agreement);
          (B) any material diminution of Employee’s Base Compensation;
          (C) the relocation of the Company’s principal executive offices outside Baton Rouge, Louisiana or requiring

Employee to be based other than at such principal executive offices; or
          (D) any other material breach by the Company of its obligations under this Agreement;
provided, however, Employee shall provide written notice (a “Good Reason Notice”) to the Company of the initial existence of the condition causing the change in terms or status no more than 90 days after the change in terms or status occurs, and the Company shall have 30 days after receipt of the Good Reason Notice to resolve the issue causing the change in terms or status. If the Company resolves such issue, then Employee’s employment shall not be subject to the Good Reason provisions of this Agreement as to such issue.
          (v) Resignation for Corporate Change. Employee shall be entitled to terminate Employee’s employment for a Corporate Change (as defined herein) if Employee is not retained in Employee’s current (or a comparable) position, but only if Employee gives notice of Employee’s intent to terminate employment within 90 days following the effective date of such Corporate Change (provided that, notwithstanding the foregoing, the Notice of Termination may not be given later than February 13th of the year following the year in which the Corporate Change occurs). If Employee terminates employment for a Corporate Change, Employee shall be entitled to the compensation and benefits provided in Section 7(a)(iii)(B). For the purposes of this Agreement, the term

“Corporate Change” means a “change in ownership,” a “change in effective control,” or a “change in the ownership of substantial assets” of the Company.
          (A) A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of Section 7(v)(B)).
          (B) Notwithstanding that the Company has not undergone a change in ownership under Section 7(v)(A), a “change in effective control” of the Company occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this Section 7(v)(B), the term “Company” refers solely to the relevant corporation identified in the opening paragraph of this Agreement, for which no other corporation is a majority shareholder.
          (C) A “change in the ownership of substantial assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 75% percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
          (b) Notice of Termination. Any purported termination of Employee’s employment by the Company under Sections 7(a)(iii), or by Employee under Section 7(a)(i), (iv) or (v), shall be communicated by written Notice of Termination to the other Party in accordance with Section 10. For the purposes of this Agreement, a “Notice of Termination” shall mean a notice that (i) in the case of a termination by the Company, shall set forth in reasonable detail the reason for such termination of Employee’s employment and the Date of Termination, or (ii) in the case of resignation by Employee, shall specify in reasonable detail the basis for such resignation and the Date of Termination. A

Notice of Termination given by Employee pursuant to Section 7(a)(iv) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct. A Notice of Termination given by Employee pursuant to Section 7(a)(iv) shall be considered effective only after 30 days have elapsed since Employee delivered the applicable Good Reason Notice and the Company has failed to resolve the issue causing the change in terms or status during such 30 day period. Any purported termination for which a Notice of Termination is required that does not materially comply with this Section 7(b) shall not be effective.
          (c) Date of Termination, Etc. The “Date of Termination” shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least 15 calendar days, but not more than 45 calendar days, following the date the Notice of Termination is given. Notwithstanding anything herein to the contrary, if a Notice of Termination is given pursuant to Section 7(a)(v), then the Date of Termination may not be later than February 28th of the year following the year in which the Change of Control occurs. In the event Employee is terminated for Misconduct, the Company may refuse to allow Employee access to the Company’s offices (other than to allow Employee to collect Employee’s personal belongings under the Company’s supervision) prior to the Date of Termination. Employee shall not be expected to provide further services after the Date of Termination.
          (d) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, except that any severance amounts payable to Employee pursuant to the Company’s severance plan or policy for employees in general shall reduce the amount otherwise payable pursuant to Section 7(a)(iii)(B).
          (e) Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by Employee hereunder in connection with the termination of Employee’s employment would, as determined by tax counsel selected by the Company, constitute an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code), the Company shall fully “gross-up” such payment so that Employee is in the same “net” after-tax position Employee would have been if such payment and gross-up payments had not constituted Excess Parachute Payments. No payment of a gross up shall occur until the first business day occurring after the date that is six months after the Date of Termination. Payment of the gross up will be made no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes.
     8. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Long Term Incentives granted by the Company.
     9. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by Employee or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.
     10. Notice. For the purposes of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by Federal Express or similar courier addressed (a) to the Company, at its principal office address, directed to the attention of the Board with a copy to the Corporate Secretary of the Company, and (b) to Employee, at Employee’s residence address on the records of the Company, or to such other address as either Party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.
     11. Severability. In the event that one or more of the provisions set forth in this Agreement shall for any reason be held to be invalid, illegal, overly broad or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, overly broad or unenforceable provisions had never been contained therein; provided, however, that no provision shall be severed if it is clearly apparent under the circumstances that the Parties would not have entered into the Agreement without such provision.
     12. Successors; Binding Agreement.
          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall constitute Good Reason under Section 7(a)(iv); provided, that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid that executes and delivers the Agreement provided for in this Section 12 or that otherwise becomes bound by all terms and provisions of this Agreement by operation of law.
          (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs distributees, devisees and legatees.

     13. Miscellaneous.
          (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an authorized officer of the Company.
          (b) No waiver by either Party at any time of any breach by the other Party of, or in compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
          (c) Together with the Nonsolicitation and Noncompete Agreement, this Agreement is an integration of the Parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, except those that are set forth expressly in this Agreement and the Nonsolicitation and Noncompete Agreement.
          (d) THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA.
          (e) Notwithstanding anything herein to the contrary, this Agreement is intended to comply with Internal Revenue Code Section 409A and the regulations and other guidance of general applicability thereunder and shall at all times be interpreted in accordance with such intent such that amounts credited under this Agreement shall not be taxable until such amounts are distributed in accordance with the terms of this Agreement. In the event that Employee is a “specified employee” at the Date of Termination, any amounts that are considered nonqualified deferred compensation for purposes of Internal Revenue Code Section 409A and that are distributable because of a separation from service shall be delayed until the first business day occuring after the date that is six months after the Date of Termination. Any provision of this Agreement to the contrary is without effect.
          (f) Reimbursements provided for under this Agreement shall be provided in accordance with policies of the Company established from time to time.
     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     15. Arbitration.
          (a) Employee and the Company agree that any dispute regarding the covenants herein and/or the validity of this Agreement and its addenda, if any, shall be resolved through arbitration. Employee and the Company hereby expressly acknowledge that Employee’s position in the Company and the Company’s business have a substantial impact on interstate commerce and that Employee’s development and involvement with the Company and the Company’s business have a national and international territorial scope commercially. Any arbitration-related matter or arbitration proceeding of a dispute regarding the covenants herein and/or the validity of this Agreement and its addenda, shall be governed, heard, and decided under the provisions and the authority of the Federal Arbitration Act, 9 U.S.C.A. §1, et seq., and shall be submitted for arbitration to the office of the American Arbitration Association (“AAA”) in a mutually agreed location, on demand of either Party.
          (b) Such arbitration proceedings shall be conducted in accordance with the then-current Employment Arbitration Rules and Mediation Procedures of the AAA. Each Party shall have the right to be represented by counsel or other designated representatives. The Parties shall negotiate in good faith to designate a location for the arbitration and to appoint a mutually acceptable arbitrator; provided, however, that, in the event that the Parties are unable to agree upon a location and/or an arbitrator within 30 days after the commencement of the arbitration proceedings, the AAA shall designate the location for the arbitration and/or appoint the arbitrator, as applicable. The arbitrator shall have the right to award or include in his or her award any relief that he or she deems proper under the circumstances, including, without limitation, all types of relief that could be awarded by a court of law, such as money damages (with interest on unpaid amounts from date due), specific performance and injunctive relief. The arbitrator shall issue a written opinion explaining the reasons for his or her decision and award. The award and decision of the arbitrator shall be conclusive and binding upon both Parties, and judgment upon the award may be entered in any court of competent jurisdiction. The Parties acknowledge and agree that any arbitration award may be enforced against either or both of them in a court of competent jurisdiction, and each waives any right to contest the validity or enforceability of such award. The Parties further agree to be bound by the provisions of any statute of limitations that would be otherwise applicable to the controversy, dispute or claim that is the subject of any arbitration proceeding initiated hereunder. Without limiting the foregoing, the Parties shall be entitled in any such arbitration proceeding to the entry of an order by a court of competent jurisdiction pursuant to a decision of the arbitrator for specific performance of any of the requirements of this Agreement. The provisions of this Section 15 shall survive and continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement for any reason. Employee and the Company acknowledge and agree that any and all rights they may have to resolve their claims by a jury trial are hereby expressly waived. The provisions of this Section 15 do not preclude Employee from filing a complaint with any federal, state or other governmental administrative agency, if applicable.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on December 31, 2008, effective for all purposes as of the Effective Date.

THE SHAW GROUP INC.

/s/ Gary P. Graphia
By:	Gary P. Graphia, Executive Vice President & Chief Operating Officer

EMPLOYEE:

Name:	/s/ Clifton Scott Rankin

Clifton Scott Rankin

EXHIBIT A
Form of Nonsolicitation and Noncompete Agreement
See attached.